Exhibit 3.163
CERTIFICATE OF FORMATION
OF
OGDEN ASSOCIATES, L.L.C.
1.	The name of the limited liability company is Ogden Associates, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ogden Associates, L.L.C. this 5th day of January 2001.

/s/ Samuel H. Kovitz
Sam Kovitz, Authorized Person